Exhibit 11.

EARNINGS PER SHARE

Earnings per share were computed as follows
(dollar amounts in thousands except share data):

                                                                        YEAR ENDED DECEMBER 31, 1997
                                                                      --------------------------------
                                                                                 WEIGHTED
                                                                                  AVERAGE     PER-SHARE
                                                                       INCOME     SHARES       AMOUNT
                                                                       ------   ----------  ----------
Basic Earnings Per Share
  Income available to common stockholders............................  $1,889    2,397,234      $ 0.79
Effect of Dilutive Securities
  Stock options......................................................               69,402
  Unearned incentive plan shares.....................................               84,746
                                                                       ------   ----------
Diluted Earnings Per Share
  Income available to common stockholders and assumed conversions....  $1,889    2,551,382      $  0.74
                                                                       ------   ----------  -----------
                                                                       ------   ----------  -----------


Due to the Company's initial public offering effective May 1, 1996, earnings per share for the year ended December 31, 1996 are not meaningful.